Exhibit 99.1

ViewCast Announces First Quarter 2003 Financial Results

    DALLAS--(BUSINESS WIRE)--May 16, 2003--ViewCast Corporation (OTCBB:VCST), a leading global provider of high-quality video communications for businesses and media enterprises, today reported financial results for the first quarter ended March 31, 2003.
    Revenues for the first quarter were $4.6 million, an increase from the $1.6 million reported in the first quarter of fiscal 2002. IT services and product sales (DCi) totaled $2.5 million for the first quarter and represented 54% of total ViewCast revenues. Basic and diluted net loss per share was $0.05 cents, comparable with the $0.05 cents reported in the fourth quarter 2002, and a decrease from $0.11 cents reported in the first quarter of the fiscal year 2002. Net loss for the first quarter was $821 thousand, a 57% improvement from the $1.9 million loss reported in first quarter 2002. This is due to increased revenues plus reduced operating expenses associated with the video products business segment.
    Total operating expenses for the quarter were $2.6 million, compared to the $2.5 million reported in the prior quarter, and $2.5 million in the first quarter of 2002.
    "We are encouraged to begin fiscal 2003 with a strong quarter and believe this to be a reflection of the dedication and commitment of our employees and management team to the long-term goal of profitability," said George Platt, President and Chief Executive Officer. "In the quarter, we experienced an sales increase of 185% over the first quarter 2002, primarily due to an improvement in video product sales and the addition of DCi sales. In April, we began shipping the Osprey(R) 230 that addresses the analog 64-bit processor market correlating with new server technology. Additionally, we experienced increased demand for Niagara(R) systems and expect that demand will continue to grow as businesses adopt streaming video as a low cost, effective and powerful communications tool. Overall we are pleased with our results for the quarter. We will continue to implement the strategies put into place at the beginning of fiscal 2002, as we believe this strategy to have been instrumental in the successes we have achieved in the past few quarters. ViewCast remains dedicated to executing on our objectives and believes these to be the most immediate path to continued progress."

    About ViewCast Corporation

    ViewCast develops a variety of products and services for network video communications, including Osprey(R) Video capture cards, Niagara(TM) streaming encoders and servers and Viewpoint VBX switches and gateway, and provides professional IT services through its wholly owned subsidiary Delta Computec Inc.
    Visit the company's Web site (http://www.viewcast.com) for more information.

    Safe Harbor Statement

    Certain statements, including those made by George Platt and those regarding business outlook, contain "forward-looking" information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the company's current judgment on certain issues. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors which could cause the actual results to differ materially include, without limitation, the following: the ability of the company to service its debt; continued significant losses by the company; the ability of the company to develop and market new products as technology evolves; the ability of the company to meet its capital requirements; increased competition in the video communications and IT services market; the ability of the company to maintain current and develop future relationships with third party resellers, manufacturers and suppliers; the ability of the company to meet governmental regulations; the ability to integrate the assets and operations of DCi into the operations of ViewCast; and the ability of the company to obtain and enforce its patents and avoid infringing upon third parties' patents. The company will not update the guidance or targets given in these statements during the next reporting period or comment on its progress in the next reporting period to analysts or investors until after it has closed its books on that reporting period. Any statements by persons outside the company speculating on the progress of the quarter will not be based on internal company information and should be assessed accordingly by investors. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from the company's forward-looking statements, please refer to the company's reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.

All trademarks are property of their respective holders.



                         VIEWCAST CORPORATION
                         OPERATING HIGHLIGHTS
                             (Unaudited)
              (In thousands - except per share amounts)

                                                       Three Months
                                                            Ended
                                                          March 31
                                                       2002     2003
                                                      -------- -------
Net sales                                              $1,623  $4,629
Cost of goods sold                                        803   2,621
                                                      -------- -------
Gross profit                                              820   2,008
Total operating expenses                                2,491   2,597
                                                      -------- -------
Operating loss                                         (1,671)   (589)
Total other income(expense)                              (216)   (232)
                                                      -------- -------
Net loss                                              $(1,887)  $(821)
                                                      ======== =======

Net loss per common share:
Basic and diluted                                      $(0.11) $(0.05)
                                                      ======== =======

Weighted average number of
common shares outstanding:                             18,892  20,561


    CONTACT: ViewCast Corporation, Dallas
             Laurie Latham, 972/488-7200
             or
             Investor Relations
             Shelton Investor Relations
             Stephanie Elwood, 972/239-5119 x115
             selwood@sheltongroup.com